Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED SECURITIES DIVIDENDS

                          (in thousands, except ratios)

                                                                For the Nine
                                                                Months Ended
                                                                 September
                                                                  30,2003
                                                                (unaudited)
                                                               --------------

Net income                                                       $   18,342
                                                                 ==========
Fixed charges:
      Audit fees                                                         55
      Trustee fees                                                      117
      Administrative and consulting fees                                889
                                                                 ----------

Total fixed charges                                                   1,061
                                                                 ----------

Earnings before fixed charges                                    $   19,403
Fixed charges, as above                                               1,061
                                                                 ----------
Preferred securities dividend                                        19,345

Fixed charges including preferred securities dividends           $   20,406
                                                                 ----------
Ratio of earnings to fixed charges and preferred
   securities dividend                                                  .95
                                                                 ----------